Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact: Janine Warell, SPSS
312-261-6535
jwarell@spss.com
SPSS ANNOUNCES SPECIAL STOCKHOLDER MEETING FOR
OCTOBER 2, 2009 IN CHICAGO
CHICAGO, IL (USA), August 28, 2009 — SPSS Inc. (Nasdaq: SPSS), a global provider of Predictive Analytics software and solutions, today announced that it has established a record date and special meeting date for its stockholders to consider and vote on a proposal to adopt the previously announced agreement and plan of merger providing for the acquisition of SPSS by International Business Machines Corporation (“IBM”). SPSS stockholders of record at the close of business on August 31, 2009 will be entitled to notice of the special meeting and to vote on the proposal. The special stockholder meeting will be held on October 2, 2009, at 9:00 a.m. Central time, at 233 South Wacker Drive, Chicago, Illinois 60606.
About SPSS Inc.
SPSS Inc. is a leading global provider of Predictive Analytics software and solutions. The Company’s complete portfolio of Predictive Analytics Software (PASW) products — data collection, statistics, modeling and deployment — captures people’s attitudes and opinions, predicts outcomes of future customer interactions, and then acts on these insights by embedding analytics into business processes. SPSS solutions address interconnected business objectives across an entire organization by focusing on the convergence of analytics, IT architecture and business process. Commercial, government and academic customers worldwide rely on SPSS technology as a competitive advantage in attracting, retaining and growing customers, while reducing fraud and mitigating risk. Founded in 1968, SPSS is headquartered in Chicago, Illinois. For more information, please visit www.spss.com.
Additional Information and Where to Find It
This communication may be deemed to be solicitation material in respect of the proposed transaction between SPSS and IBM. On August 10, 2009, SPSS filed with the Securities and Exchange Commission (“SEC”) a preliminary proxy statement in connection with the proposed transaction and will file the definitive proxy statement and other relevant materials with the SEC. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THIS TRANSACTION. Investors and stockholders may obtain free copies of the definitive proxy statement (when available) and other documents filed with the SEC by SPSS through the website maintained by the SEC at www.sec.gov. In addition, investors and stockholders may obtain free copies of the definitive
SPSS Inc. ▪ 233 S. Wacker Drive ▪ 11th Floor ▪ Chicago, IL 60606-6307 ▪ USA ▪ +1.312.651.3000 ▪ www.spss.com proxy statement (when available) from SPSS by contacting SPSS by telephone at (312) 651-3000, or by mail at SPSS Inc., 233 South Wacker Drive, Chicago, Illinois 60606, or by going to the Investor Relations section of SPSS’s corporate website at http://investor.spss.com.
Participants in the Solicitation
SPSS and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of SPSS in connection with the proposed transaction. Information regarding the interests of these directors and executive officers in the proposed transaction is included in the preliminary proxy statement described above and will be included in the definitive proxy statement when it becomes available. Additional information regarding these directors and executive officers is also included in SPSS’s proxy statement for its 2009 Annual Meeting of Stockholders, which was filed with the SEC on March 31, 2009.
SPSS Inc. ▪ 233 S. Wacker Drive ▪ 11th Floor ▪ Chicago, IL 60606-6307 ▪ USA ▪ +1.312.651.3000 ▪ www.spss.com